Exhibit 99.1

Planet Fitness Appoints Jay Stasz as Chief Financial Officer

HAMPTON, N.H., Oct. 30, 2024 -- Planet Fitness, Inc. (NYSE: PLNT) (the “Company”) one of the largest and fastest-growing franchisors and operators of fitness centers with more members than any other fitness brand, announced today that it has appointed Jay Stasz as its next Chief Financial Officer (CFO), effective November 15, 2024. Mr. Stasz will join the Company on November 4, 2024, and will work with current CFO Tom Fitzgerald until assuming the role. As previously announced, Mr. Fitzgerald will remain an employee of the Company through December 31, 2024 to ensure a smooth transition and will serve in a consulting capacity with the Company through March 31, 2025.

Mr. Stasz is an accomplished finance executive with more than 25 years of experience in diverse retail and consumer-facing environments where he has been instrumental in developing high-performing finance teams and supporting significant growth and value creation. He most recently served as Chief Financial Officer at Savers Value Village (“Savers”), the largest for-profit thrift operator in the U.S. and Canada, where he played a critical role in the company’s successful IPO in June 2023. Prior to Savers, he served as CFO at Ollie's Bargain Outlet, America’s largest retailer of closeout merchandise and excess inventory, where he was instrumental in driving revenue and profit growth. Earlier in his career, Mr. Stasz served in several roles of increasing responsibility at Sports Authority.

“I’m pleased to welcome Jay to the Planet Fitness team, and I’m confident he will support the execution of our strategic imperatives and our ongoing work with our franchisees to drive profitable growth,” said Colleen Keating, Chief Executive Officer. “Jay is a highly experienced and collaborative leader who brings a proven track record of optimizing growth in retail and consumer spaces. I’m eager to work closely with him to support our team members as we provide high-quality and accessible fitness experiences for our members, and to ultimately increase value for shareholders.”
“I am excited to join the Planet Fitness team during this next phase for the Company,” said Mr. Stasz. “Planet Fitness is a brand with a clear mission and value proposition for its members as well as a compelling business model. I’m confident in its relevance to today’s consumer, and its opportunities for growth in the U.S. and abroad. I look forward to leveraging my skills and experiences to support the Company and its franchisees.”

Ms. Keating continued, “On behalf of the entire Planet Fitness team, I want to thank Tom for his contributions and dedication to Planet Fitness since joining the Company in 2020. I am incredibly appreciative of Tom continuing to fulfill his duties as CFO throughout the search process and for working with Jay to ensure a smooth transition. Tom has been a true partner to me since I joined the Company, and we wish him all the best in his well-deserved retirement.”

Planet Fitness will issue its third quarter 2024 earnings report on November 7, 2024.

About Jay Stasz

Mr. Stasz is an accomplished finance executive with more than 25 years of experience in diverse retail and consumer-facing businesses. He most recently served as Chief Financial Officer at Savers Value Village, the largest for-profit thrift operator in the U.S. and Canada, from 2022 to 2024, where he played a critical role in the company’s IPO in 2023. Before Savers, Stasz spent seven years at Ollie's Bargain Outlet, America’s largest retailer of closeout merchandise and excess inventory, serving as Chief

Financial Officer from 2018 to 2022. Under his leadership at Ollie’s, the company more than doubled its revenue from ~$760 million to ~$1.8 billion. Between 1998 and 2015, Stasz served in several roles of increasing responsibility at Sports Authority. He graduated with a Bachelor’s Degree in Accounting from the University of Southern California.

About Planet Fitness

Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness centers in the world by number of members and locations. As of June 30, 2024, Planet Fitness had approximately 19.7 million members and 2,617 stores in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico and Australia. The Company's mission is to enhance people's lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. More than 90% of Planet Fitness stores are owned and operated by independent business men and women.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company's statements with respect to the Company's growth and other statements that do not relate solely to historical facts. Forward-looking statements can be identified by words such as "anticipate," "believe," "envision," "estimate," "expect," "intend," "may," "goal," "plan," "prospect," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," "ongoing," "contemplate," "future," "strategy" and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company's control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company's and franchisees' ability to attract and retain members, the Company's and franchisees' ability to identify and secure suitable sites for new franchise stores, changes in consumer demand, changes in equipment costs, the Company's ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company's annual report on Form 10-K for the year ended December 31, 2023, as well as the Company's other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company's views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Media Contact:
Planet Fitness
Becky Zirlen
Senior Director of Communications
(603) 294-0567